Exhibit 99.1

First Niagara’s Kate White Promoted to Executive VP and Named to Regional Bank Holding Company’s Executive Management Team

BUFFALO, N.Y., February 10, 2015 - First Niagara Financial Group (Nasdaq: FNFG) announced that Kate White has been promoted to Executive Vice President and Managing Director of Human Resources and Corporate Communications, and will join the company’s executive management team reporting to Gary M. Crosby, President and Chief Executive Officer. White previously served as Senior Vice President and Managing Director of Human Resources and Corporate Communications.

In announcing her promotion Crosby said, “Kate has proven herself to be a strong leader on a wide variety of critical business issues and is an effective advocate for all of our team members across the Company. She is a trusted advisor to me and has earned the respect of her colleagues and our Board of Directors.”

White joined First Niagara in 2009 as the human resources business partner for First Niagara’s Partnership Services Group, and was promoted to Senior Vice President, Managing Director of Human Resources in 2013. Prior to joining First Niagara, she was with HSBC for more than 10 years in various human resources and talent management roles, including Corporate Human Resources Director. She earned her Bachelor of Science degree in Industrial and Labor Relations from Cornell University and is a Western New York native.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 410 branches, $39 billion in assets, $28 billion in deposits, and approximately 5,600 employees providing financial services to individuals, families and businesses across New York, Pennsylvania, Connecticut and Massachusetts.  For additional information on First Niagara, visit us at www.firstniagara.com, follow us on Twitter @FirstNiagara, or like us on Facebook at FirstNiagaraBank.

First Niagara Contacts

Investors:	Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:	David Lanzillo
Senior Vice President, Corporate Communications
(716) 819-5780
david.lanzillo@fnfg.com

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